                                                                    Exhibit 99.1

TECUMSEH PRODUCTS COMPANY REPORTS FOURTH QUARTER 2006 RESULTS

Tecumseh, Michigan, April 10, 2007 . . . . Tecumseh Products Company
(NASDAQ-TECUA, TECUB) announced today its 2006 fourth quarter consolidated results as summarized in the following Consolidated Condensed Statements of Operations.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                            Three Months Ended  Twelve Months Ended
                                                                December 31,         December 31,
                                                            ------------------   -------------------
(Dollars in millions except per share amounts)                 2006      2005      2006       2005
                                                            --------   -------   --------   --------
NET SALES                                                    $ 437.3   $ 417.8   $1,769.1   $1,740.7
   Cost of sales                                               422.2     410.4    1,674.0    1,635.3
   Selling and administrative expenses                          48.6      47.3      180.5      168.7
   Impairments, restructuring charges and other items           18.3       9.7       32.3      121.0
                                                             -------   -------   --------   --------
OPERATING LOSS                                                 (51.8)    (49.6)    (117.7)    (184.3)
   Interest expense                                            (16.6)     (6.8)     (46.0)     (24.8)
   Interest income and other, net                                1.2       2.7       11.2        9.6
                                                             -------   -------   --------   --------
LOSS FROM CONTINUING OPERATIONS BEFORE TAXES                   (67.2)    (53.7)    (152.5)    (199.5)
   Tax provision (benefit)                                     (18.8)     (1.4)     (22.5)      26.9
                                                             -------   -------   --------   --------
   LOSS FROM CONTINUING OPERATIONS                             (48.4)    (52.3)    (130.0)    (226.4)
   INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX      (15.4)      0.4       49.7        2.9
                                                             -------   -------   --------   --------
NET LOSS                                                      ($63.8)   ($51.9)    ($80.3)   ($223.5)
                                                             -------   -------   --------   --------
BASIC AND DILUTED INCOME (LOSS) PER SHARE:
   CONTINUING OPERATIONS                                      ($2.62)   ($2.83)    ($7.03)   ($12.25)
   DISCONTINUED OPERATIONS                                     (0.83)  $  0.02       2.69   $   0.16
                                                             -------   -------   --------   --------
NET LOSS PER SHARE                                            ($3.45)   ($2.81)    ($4.34)   ($12.09)
                                                             -------   -------   --------   --------
WEIGHTED AVERAGE SHARES (in thousands of shares)              18,480    18,480     18,480     18,480
                                                             =======   =======   ========   ========

Consolidated net sales from continuing operations in the fourth quarter of 2006 increased to $437.3 million from $417.8 million in 2005. Excluding the increase in sales due to the effects of foreign currency translation of $11.7 million, 2006 fourth quarter sales increased by 1.9%. Sales increases attributable to the Compressor segment were offset by a decline in sales volume in the Engine & Power Train segment.

Consolidated net sales from continuing operations for the full year 2006 increased to $1,769.1 million from $1,740.7 million. Excluding the increase in sales due to the effects of foreign currency translation of $41.9 million, 2006 full year sales decreased by 0.8%. For the full year, increases in sales volume attributable to the Compressor and Electrical Components segments were more than offset by a substantial decline in the Engine & Power Train segment.

Consolidated net loss from continuing operations for the fourth quarter of 2006 was $48.4 million ($2.62 per share) compared to net loss of $52.3 million ($2.83 per share) in the fourth quarter of 2005. The change in loss from continuing operations reflected a $2.2 million increase in operating loss. Improvements in productivity and purchasing costs and reductions in fixed costs associated with plant closures contributed $22.1 million to fourth quarter results. However, unfavorable trends in foreign currency exchange resulted in a $3.5 million decline when compared to the prior year. In addition, while increases in selling prices have been implemented to offset increases in commodity pricing, these factors did not fully offset in the fourth quarter, resulting in a $3.2 million decline compared to 2005. As well, restructuring and asset impairment charges were $8.6 million higher in the fourth quarter of 2006 compared to the fourth quarter of 2005.

Reported results for the fourth quarter of 2006 included restructuring and asset impairment charges of $18.3 million. $15.8 million of this amount was recorded by the Engine & Power Train Group, for impairment charges for long-lived assets and other restructuring charges. The remainder was related to write-offs in our Compressor ($2.2 million) and Electrical Components ($0.3 million) business units for various restructuring initiatives.

Reported results for the fourth quarter of 2005 included restructuring, asset impairment and other charges of $9.7 million. These charges included a goodwill impairment in the Engine Group ($2.7 million), a write-off in our investment in our Italian Engine operations ($3.0 million), and various restructuring actions in our Engine ($0.4 million) Compressor ($0.5 million) and Electrical Components ($1.2 million) segments.

Interest expense amounted to $16.6 million in the fourth quarter of 2006, compared to $6.8 million in the fourth quarter of 2005. The higher average interest rates associated with our current borrowing arrangements accounted for the majority of the increase. The remainder was primarily related to expenses of $3.0 million for the write-off of previously capitalized loan origination costs.

In determining the loss from continuing operations, we recognized a tax benefit of $18.8 million. This compares to a $1.4 million income tax benefit in the fourth quarter of 2005. The unusual result in 2005 was the result, in part, of not providing tax benefits on losses in jurisdictions where the preponderance of negative evidence would indicate that deferred tax assets recorded in those jurisdictions would not be recoverable.

During the second quarter of 2006, we completed the sale of 100% of our ownership in Little Giant Pump Company. The operating results of Little Giant Pump Company for 2006 and 2005 have been reclassified from continuing operations to income from discontinued operations. Under accounting rules, we have also allocated the portion of our interest expense associated with this operation to the discontinued operations line item. Proceeds from the sale were approximately $121.7 million. We recognized a pre-tax gain on the sale of $78.0 million. The gain on the sale, plus earnings during our period of ownership, net of taxes and interest, is presented in income from discontinued operations and amounted to $49.7 million net of tax ($2.69 per share) for the full year. In the fourth quarter, we made adjustments to allocate our full year income taxes between the provision for the gain on this sale and the income tax benefit recorded for our loss from continuing operations, which was greater than forecast at September
30. This re-allocation of taxes resulted in a loss from discontinued operations in the fourth quarter of $15.4 million ($0.83 per share), net of tax. As required by our lending agreements, the proceeds were utilized to repay a portion of our debt.

Consolidated net loss from continuing operations for the fiscal year 2006 was $130.0 million ($7.03 per share) compared to a loss of $226.4 million ($12.25 per share) for the same period in 2005. Full year results reflected a $66.6 million reduction in operating loss. The most significant improvement in 2006 was due to lower restructuring charges of $88.7 million. Gross profit was negatively affected by the impact of commodity costs, which were $27.8 million higher in the current year net of pricing adjustments. While pricing increases helped to mitigate the impact of the commodity increases, due to the rapid escalation of commodity pricing none of the segments were able to achieve complete recovery for the full year. Gross profit was also negatively affected by unfavorable foreign exchange rates, particularly the Brazilian Real. Currency costs, net of hedging, impacted 2006 results unfavorably by $21.8 million. Production and purchasing inefficiencies in our Juarez, Mexico facility, due to Oracle implementation issues and improper material resource planning exacerbated by high levels of personnel turnover, resulted in unfavorable costs year-on-year of approximately $10.5 million. These unfavorable results were somewhat offset by purchasing and other operational improvements of $19.0 million, driven primarily by restructuring efforts in the Engine Group. A favorable court ruling resulting in the reversal of a reserve for non-income taxes in Brazil also contributed $6.6 million to 2006 results.

Interest expense for the fiscal year ended December 31, 2006 amounted to $46.0 million, compared to $24.8 million in the year ended December 31, 2005. The increase was primarily due to higher average interest rates associated with our current borrowing arrangements. In addition, $6.7 million in one-time costs associated with the write-off of previously capitalized loan origination costs affected results. These write-offs were the result of our bank refinancing in the first quarter ($3.7 million) and again in the fourth quarter ($3.0 million) of 2006.

For the year ended December 31, 2006, we recognized a tax benefit of $22.5 million, which includes a U.S. federal tax benefit of $32.6 million, partially offset by the valuation allowance of $5.9 million established against foreign deferred tax assets in Brazil and other foreign tax provisions. The U.S. tax benefit was offset by tax expense recorded in discontinued operations and Other Comprehensive Income. This compares to a $26.9 million income tax provision for the year ended December 31, 2005, which primarily reflected the effect of not providing benefits on losses in jurisdictions where the preponderance of negative evidence would indicate that these deferred tax assets would not be recoverable.

COMPRESSOR BUSINESS

Fourth quarter 2006 sales in the Compressor business increased to $247.1 million from $203.7 million in the prior year. Compressor business sales for the full year 2006 increased to $1,002.7 million from $910.9 million in 2005. Excluding the increase in sales due to the effects of foreign currency translation of $10.7 million for the fourth quarter and $39.6 million for the full year, sales increased by 16.1% and 5.7% in the fourth quarter and full year 2006, respectively. In the fourth quarter, increases in sales for commercial compressors (up $24.7 million) and refrigeration and freezer compressors (up $15.5 million) were somewhat offset by declines of $8.8 million in compressors for residential air conditioning. Full year results reflected year-on-year increases in all of these product lines, with commercial compressors up $69.8 million, residential air conditioning up $23.2 million, and refrigeration and freezer compressors up $21.9 million. While the sales increase in the commercial product line was attributable to price advances, the increases in residential air conditioning and in refrigeration and freezer compressors were due to higher volumes, with unit sales improving by 25% and 20% respectively. The improvements in compressors for residential air conditioning were attributable to increases in volumes with key OEM's, due in part to new product introductions as well as enhanced customer service programs. The increases in the refrigeration and freezer product lines were primarily in India, where we are experiencing rapid growth in new and profitable markets.

Compressor business operating results for the fourth quarter of 2006 amounted to an operating loss of $0.8 million versus an operating loss of $4.8 million in the fourth quarter of 2005. Operating loss for the year ended December 31, 2006 amounted to $4.5 million compared to operating income of $18.8 million for the year ended December 31, 2005. The lower full year operating income was partially attributable to unfavorable foreign currency rates, which reduced results by $22.2 million year on year. During the fiscal year ended December 31, 2006, the U.S. Dollar was on average 5.3% weaker versus the Brazilian Real and 11.9% weaker versus the Euro than during 2005. Compressor segment operating margin also deteriorated due to unfavorable commodity costs. Advances in selling price to offset increases in commodity costs were primarily implemented in the latter half of the year, and were not sufficient to mitigate the increase, with a net unfavorable impact to operating results of $10.8 million. On the other hand, in the fourth quarter of 2006, the Compressor Group's Brazilian facility received a favorable court ruling, deeming certain non-income-based taxes it had accrued on its balance sheet as unconstitutional. The reversal of this accrual resulted in a favorable net impact to operating results of $6.6 million for the fourth quarter and full year 2006. The implementation of other productivity improvements over the course of the year also yielded a favorable impact to operating profitability of $2.8 million.

For the fourth quarter, currency fluctuations continued their unfavorable impact, as the Brazilian real was on average 4.1% stronger against the U.S. dollar in 2006 versus 2005. Including the effects of hedging activities, we estimate that changes in foreign exchange rates decreased operating income by approximately $3.5 million compared to the fourth quarter of 2005. Warranty costs were also higher in the fourth quarter of 2006 by $1.4 million. On the positive side, due to a moderation of copper pricing in the fourth quarter, selling price advances enabled us to recoup a portion of the losses incurred due to commodity costs earlier in the year, and improved year-on-year results by $3.2 million in the quarter. Improvements in productivity also contributed $2.6 million to 2006 fourth quarter results, as did the $6.6 million in recovery of non-income taxes in Brazil described above.

ELECTRICAL COMPONENTS BUSINESS

Electrical Components business sales were $104.6 million for the fourth quarter of 2006, a slight increase of 0.4% over sales of $104.2 million in the same quarter last year. Electrical Components business sales for the full year 2006 increased 4.8% to $429.9 million from $410.1 million. Sales were higher in the residential and commercial markets (up 7.0% in 2006) due to HVAC-related sales in the first three quarters of the year, although these advances were due to pricing, as unit volumes were approximately flat year on year. Sales in the automotive motor market, while improving in the latter half of the year (sales in dollar terms in the automotive motor market in the fourth quarter were 9.8% higher versus the same period of 2005), were lower in the first and second quarters as a result of lower build schedules and market share losses by our customer at their respective OEM's. Sales in the automotive market segment were 1.9% lower for 2006 in dollar terms and 8.9% lower in terms of units sold.

Electrical Components operating results for the fourth quarter of 2006 amounted to a loss of $7.4 million compared to income of $3.5 million in the fourth quarter of 2005. For the full year 2006, operating loss was $4.7 million compared to operating income of $7.5 million in 2005. The fourth quarter decline was primarily related to operational issues at our Juarez, Mexico facility of $7.4 million, and a shortfall of price increases versus current commodity costs, including copper. The cost of copper and other commodities was approximately $6.1 million higher in the fourth quarter when compared to prices in the fourth quarter of 2005, and less than half of this increase was recovered through advances in selling prices. Full year results were impacted significantly by commodity costs, resulting in a decline of $10.7 million net of price increases. The group's Juarez, Mexico facility experienced significant productivity issues in the latter half of the year, including Oracle implementation issues and inefficient materials management exacerbated by high levels of personnel turnover, affecting operating profitability unfavorably by $10.5 million. However, other Electrical Components locations experienced gains in purchasing initiatives and productivity improvements, contributing $8.9 million to results for the current year.

Engine & Power Train Business

Engine & Power Train business sales were $81.4 million in the fourth quarter of 2006 compared to $106.3 million for the same period a year ago. Sales of engines for riding and walk-behind mowers declined by $9.6 million when compared to the prior quarter. The decline in sales was also attributable to lower sales of engines used for generators (down $6.5 million versus 2005) caused by a lack of significant hurricane or other storm activity during the 2006 season. In addition, sales volumes of engines used on snowthrowers declined $5.3 million as compared to the fourth quarter of 2005, due to a shift by our customers to more aggressive inventory management policies and an expected lack of significant snowfall in most geographic areas. In relation to snowthrower engine units sold, the fourth quarter of 2006 lagged the same period of 2005 by approximately 12.5%. Loss of sales into the European market from our former Italian subsidiary also accounted for $5.2 million in the year-on-year decline.

Sales for the full year of 2006 amounted to $319.0 million compared to $404.1 million for the comparable period of 2005. The most significant decline in the year was attributable to the loss of sales of $29.1 million into the European market from our former Italian subsidiary, which was shut down at the end of 2005. A year-over-year decline in sales volumes of engines used for generators reflected the lack of a significant hurricane or other storm activity during the 2006 season, and was down $22.7 million versus the same period in 2005. In addition, sales volumes of engines for snowthrowers declined $18.6 million as compared to the full year 2005, due to a shift by our customers to more aggressive inventory management policies and expected lack of significant snowfall in key geographic areas. The remaining sales decline was primarily attributable to a decrease in transmission business, due to a reduction in volume with a major customer.

Engine & Power Train business operating loss for the fourth quarter of 2006 was $14.9 million compared to a loss of $33.5 million during the same period a year ago. For the full year 2006, the business incurred an operating loss of $53.8 million compared to an operating loss of $75.1 million in 2005. Included in the 2006 loss were AlixPartners' fees of $2.3 million in the fourth quarter and $21.1 million for 2006 (compared to $6.3 million in the fourth quarter and $7.8 million in the full year of 2005), and a $3.5 million gain from the sale of the Douglas, Georgia engine facility in the first quarter of 2006. Excluding these two items, operating results improved by approximately 53.7% and 46.2% in the fourth quarter and full year of 2006, respectively, versus the comparable prior year periods. The improvements in both the fourth quarter and the full year reflected lower fixed costs associated with plant closures and other productivity improvements, offset by the losses in margin from reduced sales volume.

The significant costs associated with excess capacities in the U.S. and Europe contributed substantially to the Engine & Power Train losses in 2005. The excess capacity situation was exacerbated by the shift of production to our Brazilian manufacturing facility resulting in duplicate capacities. We completed this transition in 2006.

Impairments and Other Restructuring Items

The fourth quarter ended December 31, 2006 included restructuring and asset impairment charges of $18.3 million ($0.99 per share). $15.8 million of this amount was recorded by the Engine & Power Train Group, for impairment charges for long-lived assets and other restructuring charges, including the impending close, as previously announced, of the New Holstein, Wisconsin facility. The remainder of the charges taken in the fourth quarter were attributable to the write-down of the Compressor Group's facility in Shannon, Mississippi ($2.2 million) and asset impairments for the Electrical Components Group's facilities in Mexico ($0.3 million). With the charges taken in the fourth quarter, the Engine Group restructuring charges are essentially complete, although minor charges are expected in 2007 to complete the severance costs related to the upcoming closure of the New Holstein facility.

Impairments, restructuring charges and other items were $32.3 million in 2006. $27.1 million of this amount was recorded by the Engine Group, for impairment charges for long-lived assets ($24.1 million) and other restructuring charges ($3.0 million). $2.8 million in asset impairments were recorded by the Electrical Components Group for various plant consolidation initiatives. Finally, the Compressor Group recorded $2.4 million in restructuring charges, for impairment of long-lived assets ($2.2 million) and related charges ($0.2 million) at two of its facilities in Mississippi.

2005 results were adversely impacted by a total of $121.0 million ($6.55 per share) of restructuring, impairment and other charges. The majority of these charges were attributable to goodwill and other intangible impairments, as projected cash flows in several businesses did not support their carrying values. We recorded an impairment charge of $108.0 million related to the goodwill associated with the 2002 acquisition of FASCO, which is included in the Electrical Components segment. We also recorded a goodwill impairment of $2.7 million related to the 2001 acquisition of the Engine & Power Train's Czech Republic operations, and a $2.7 million impairment charge related to the intangible assets associated with the 2001 acquisition of Manufacturing Data Systems, Inc., a technology business not associated with any of our three main segments, both representing the entire carrying value recorded.

In addition to these impairments, we incurred $7.6 million in asset impairment and restructuring charges during the fiscal year ended December 31, 2005. The Italian Engine & Power Train operations recorded $1.4 million of termination costs during the third quarter related to its previously announced intent to reduce its workforce by 115 persons. We then recorded a $3.0 million write down of the net investment in this operation upon the closure of this operation at the end of December 2005, reflecting our entire remaining carrying value.

The remaining 2005 charges included $0.9 million recorded by the North American Compressor operations related to additional moving costs for previously announced actions and $1.6 million, $0.5 million and $0.2 million of asset impairment charges at Electrical Components, North American Compressor and Engine & Power Train, respectively, for manufacturing equipment idled through facility consolidations and the reduction of carrying value of closed plants to fair value.

Pension and Other Postretirement Benefit Plans

The Company has defined benefit retirement plans that cover substantially all domestic employees. Plans covering salaried employees generally provide pension benefits that are based on average earnings and years of credited service. Plans covering hourly employees generally provide pension benefits of stated amounts for each year of service. We sponsor a retiree health care benefit plan, including retiree life insurance, for eligible salaried employees and their eligible dependents. At certain divisions, we also sponsor retiree health care benefit plans for hourly retirees and their eligible dependents. The retiree health care plans, which are unfunded, provide for coordination of benefits with Medicare and any other insurance plan covering a participating retiree or dependent, and have lifetime maximum benefit restrictions. Some of the retiree health care plans are contributory, with some retiree contributions adjusted annually. We have reserved the right to interpret, change or eliminate these health care benefit plans.

On September 29, 2006, SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" (SFAS 158) was issued. SFAS 158 requires companies to recognize the funded status of their defined postretirement benefit plans as a net asset or liability on the balance sheet. Any unrecognized past service cost, experience gains/losses, or transition obligations are reported as a component of accumulated other comprehensive income, net of tax, in stockholders' equity.

SFAS 158 was effective with balance sheets reported as of December 31, 2006, and its impact on our balance sheet was material. As of December 31, 2006, we had net unrecognized assets totaling $39.6 million (consisting of $2.5 million related to the U.S. pension plans, $1.2 million related to foreign pension plans, and $35.9 million related to other postretirement benefit (OPEB) plans). Due to the adoption of SFAS 158, this unrecognized amount was recorded in Accumulated Other Comprehensive Income, thereby increasing consolidated net assets and shareholders' equity by approximately $39.6 million. The change in accounting principle has no impact on our net earnings, cash flow, liquidity, debt covenants, or plan funding requirements.

The following table summarizes the effect of the adoption of SFAS 158 as of December 31, 2006:

                                              Prior to     SFAS 158      Post
(in millions)                                 SFAS 158   adjustments   SFAS 158
                                              --------   -----------   --------
Prepaid benefit costs .....................   $ 200.1      $  2.4      $ 202.5
Accrued benefit cost ......................    (228.0)       37.2       (190.8)
Accumulated other comprehensive income ....       0.1       (39.6)       (39.5)
                                              -------      ------      -------
Net amount recognized .....................    ($27.8)         --       ($27.8)
                                              =======      ======      =======

In the first quarter of 2007, we announced revisions to our Salaried Retirement Plan. At December 31, 2006, this Plan reported approximately $132 million in overfunding, out of a total of $220 million for all our pension plans that have plan assets in excess of obligations. On May 1, 2007, we will implement a new retirement program for all Tecumseh salaried employees. We expect that this conversion will make net cash available in late 2007 or 2008 to the Company of approximately $55 million, while still fully securing the benefits under the old Plan and funding the new Plan for several future years.

Legal Proceedings

On March 6, 2007, the Company and three members of its board of directors were named as subjects of a lawsuit filed by Todd W. Herrick, our former Chief Executive Officer, and Herrick Foundation (a Michigan non-profit corporation) in the Circuit Court for the County of Lenawee, Michigan. The lawsuit sought to overturn actions taken by our board of directors at their February 28, 2007 meeting. On March 15, 2007, the Company filed a separate lawsuit in the United States District Court for the Eastern District of Michigan against Todd W. Herrick, Herrick Foundation and its Board of Trustees (consisting of Todd Herrick, Kent Herrick and Michael Indenbaum), and Toni Herrick (a trustee along with Todd Herrick of various Herrick trusts) (collectively, "Herrick entities") seeking the suspension of the Herrick entities' stock voting rights.

On April 2, 2007, a settlement agreement was signed by the Company, the three members of the board of directors named in the suit, and the Herrick entities, fully settling both lawsuits. The terms of the settlement agreement were disclosed in a Current Report on Form 8-K that we filed on April 10, 2007. The settlement agreement was a necessary precursor to the amendments to our First and Second Lien credit agreements, the details of which are discussed below.

Liquidity and Capital Resources

Historically, cash flows from operations and borrowing capacity under previous credit facilities were sufficient to meet our long-term debt maturities, projected capital expenditures and anticipated working capital requirements. However, in 2006 cash flows from operations were negative and the Company has had to rely on existing cash balances, proceeds from credit facilities and asset sales to fund its needs.

Throughout the first three quarters of 2006, our main domestic credit facilities were provided under two credit agreements we signed on February 6, 2006: a $275 million First Lien Credit Agreement and a $100 million Second Lien Credit Agreement. Both agreements provided for security interests in substantially all of our assets and specific financial covenants related to EBITDA (as defined under the agreements and hereafter referred to as our "Adjusted EBITDA"), capital expenditures, fixed charge coverage, and limits on additional foreign borrowings.

During 2006 our results from operations continued to be impacted by unfavorable events that caused actual Adjusted EBITDA for the twelve-month period ended September 30, 2006, calculated to be $5.1 million, to fall short of the $21.0 million required under the credit agreements before the amendments and replacement second lien agreement described below. As a result, we sought, and on November 3, 2006 signed, amendments to our lending arrangements with our first and second lien lenders. The principal terms of the November 3 amendments were described in a Current Report on Form 8-K we filed on November 8, 2006.

On November 13, 2006 we signed a new $100 million Second Lien Credit Agreement with Tricap Partners LLC and a corresponding further amendment to our February 6, 2006 First Lien Credit Agreement. The principal terms of the November 13 amendments were described in a Current Report on Form 8-K we filed on November 15, 2006.

Some of our major shareholders (Herrick Foundation, of which Todd W. Herrick and Kent B. Herrick are members of the Board of Trustees, and two Herrick family trusts, of which Todd W. Herrick is one of the trustees) entered into option agreements with Tricap to induce Tricap to make the new second lien financing available to us. We have recorded these option agreements, valued at $3.7 million, as part of the loan origination fees, with a credit to paid in capital, associated with the new Second Lien credit agreement with Tricap. Those loan costs are being amortized as interest expense over the remaining term of the debt.

The new Second Lien Credit Agreement includes a commitment to create an advisory committee to assist our board of directors in working with a nationally recognized executive recruiting firm and to recommend to the board qualified candidates for various executive management positions, including the Chief Executive Officer position. The committee, consisting of Mr. Risley and Mr. Banks of our board of directors, as well as a representative from our second lien lender, has engaged a search firm and is currently in the process of interviewing candidates for this position.

On January 19, 2007, a special committee of our board of directors appointed James J. Bonsall interim President and Chief Operating Officer, a new position. Mr. Bonsall will function as our principal executive officer until a new Chief Executive Officer is appointed.

As we disclosed in a press release issued on March 22, 2007, our Brazilian engine subsidiary, TMT Motoco, has filed a request in Brazil for court permission to pursue a judicial restructuring, similar to a U.S. filing for Chapter 11 bankruptcy protection. The court granted its permission to TMT Motoco on March 28. The filing in Brazil constituted an event of default with our domestic lenders. On April 9, 2007 we obtained further amendments to our First and Second Lien Credit Agreements that cured the cross-default provisions triggered by the filing in Brazil. The principal terms of these amendments were described on a Current Report on Form 8-K we filed on April 10, 2007.

As part of the April 9, 2007 amendment to our First and Second Lien Credit Agreements, the minimum cumulative Adjusted EBITDA levels (measured from October 1, 2006) for the fourth quarter 2006 and 2007 quarterly periods (in millions) were set at:

Quarterly Period Ending   First Lien Agreement   Second Lien Agreement
-----------------------   --------------------   ---------------------
December 31, 2006                ($14.9)                 ($16.9)
March 31, 2007                    ($8.0)                 ($10.0)
June 30, 2007                   $  17.0                 $  15.0
September 30, 2007              $  42.0                 $  40.0
December 31, 2007               $  62.0                 $  60.0

These levels of Adjusted EBITDA are subject to further adjustment if certain business units or products lines are sold during the period. In addition, other terms of the amendments included limitations on the amounts of capital expenditures and professional fees during the term of the agreements. If a permanent Chief Executive Officer has not been hired by May 1, 2007, the amendment to our Second Lien credit agreement also includes a 2.5% per annum step-up in cash interest rate from that day forward until such time as a permanent CEO is hired. However, the additional interest is not assessed if the CEO candidate has not assumed his or her duties due either to a personal emergency or inability to reach agreement on terms of employment.

We paid $625,000 in fees, plus expenses, to the First Lien lender upon execution of the agreement. In addition to fees paid of $750,000, plus expenses, to the Second Lien lender, we also granted warrants to purchase a number of shares of Class A Common Stock equal to 7% of our fully diluted common stock. These warrants, valued at $7.7 million, expire five years from the date of the execution of this amendment to the Second Lien credit agreement. This cost will be recorded as interest expense in the second quarter of 2007.

As discussed above, the First and Second Lien agreements contain cumulative Adjusted EBITDA covenants for which measurement occurs at each of the five quarterly periods beginning October 1, 2006 and ending December 31, 2007. We were in compliance with these covenants at December 31, 2006, and in order to remain in compliance during 2007 we will need to realize net improvements in our reported results.

Eighteen months ago, we began the implementation of a plan to restore the business to a better financial condition, which began with the hiring of an outside consultant, AlixPartners, to turn around the Engine & Power Train Group. AlixPartners implemented a restructuring plan that reduced the reported 2005 operating loss for the Engine & Power Train Group from $75.1 million to $53.8 million in 2006 (2006 segment operating loss also included $21.1 million in expense for fees to AlixPartners). An improvement approximating that realized in 2006 for the Engine Group is expected for 2007. As mentioned above, a Managing Director with AlixPartners, James Bonsall, has recently been appointed as interim President and Chief Operating Officer of the Company, and he will be responsible, until such time as these responsibilities are transitioned to a permanent Chief Executive Officer, for leading our management toward our goal of achieving identified improvements aggregating $50 million for the Compressor, Electrical and Corporate Groups.

While we expect to meet our plan during 2007 and thereby maintain compliance with the Adjusted EBITDA covenants and our other covenants for the next twelve months (attainment of the 2007 budget would result in exceeding the Adjusted EBITDA covenant for the year ending December 31, 2007 by approximately $35 million), there are a number of factors that could potentially arise that could result in shortfalls to our plan and our covenant targets. These factors include continued unfavorable macroeconomic trends, such as increases in commodity prices or further strengthening of the Brazilian real, the inability to obtain sales price increases from customers, and the inability to restructure operations in a manner that generates sufficient positive operational cash flows. Non-compliance with such covenants would allow our lenders to demand immediate repayment of all outstanding borrowings under the agreements. Any inability on our part to comply with our financial covenants, obtain waivers for non-compliance or obtain alternative financing to replace the current agreements would have a material adverse effect on our financial position, results of operations and cash flows. We are also concerned about the amount of debt we are carrying in this challenging operating environment as we seek to improve our Company's financial performance. As a result, we will continue to evaluate the feasibility of asset sales as a means to reduce our total indebtedness and to increase liquidity. In addition to improving financial results, the 2007 plan also includes a reduction of capital expenditures by approximately fifty percent from the 2006 expenditure level.

Outlook

Information in this "Outlook" section should be read in conjunction with the cautionary statements and discussion of risk factors included elsewhere in this report.

The outlook for 2007 is subject to the same variables that have negatively impacted us throughout 2006. Commodity costs, key currency rates, weather and the overall growth rates of the respective economies around the world are all important to future performance. Overall, we do not expect these factors to become any more favorable in the foreseeable future. Certain key commodities, including copper and aluminum, continue to trade at elevated levels compared to recent history. From January 1, 2006 through December 31, 2006, the price of aluminum increased approximately 19%. Despite a moderation of copper pricing in the last quarter of the year, cost for that commodity has nonetheless increased approximately 32% since the beginning of 2006. We currently hold more than 75% of our total projected copper requirements for 2007 in the form of forward purchase contracts, which will provide us with substantial (though not total) protection from further price increases during the year but also will detract from our ability to benefit from any price decreases. In any case, the cost of copper to the business will continue to run significantly higher than in 2005 and prior years. Lack of storm activity has significantly reduced sales of engines used for generators and has left us and the industry with above normal inventory levels. The Brazilian Real continues to strengthen against the dollar, and as of December 31, 2006 had strengthened 5.3% since the beginning of the year.

Accordingly, we expect to continue to incur losses in the first quarter of 2007, as we do not expect improvements in any of the key factors noted above. Specifically, the Compressor and Electrical Components groups' first quarter results are expected to lag the results of the comparable 2006 period.

On the other hand, despite the expectation of continued lower levels of sales in the Engine group because of unfavorable market conditions, results in the Engine Group are expected to improve over the first quarter of 2006 excluding restructuring charges. This improvement continues to be driven by the overall restructuring efforts undertaken by AlixPartners. As part of these efforts, as previously mentioned, we have recently announced the upcoming closure of our engine facility in New Holstein, Wisconsin. Although the impairments taken in the fourth quarter of 2006 represent substantially all of the expected charges related to the Engine Group restructuring, some charges, expected to be relatively minor, will be incurred in 2007 in order to account for employee severance costs at the New Holstein facility. The restructuring plan for our Brazilian engine subsidiary, TMT Motoco, is in its earliest stages; however, at this time there is no expectation that there will be any impact on the closure of the New Holstein facility.

As further continuous improvement initiatives are executed across all our business segments, it is possible that additional assets will become impaired. While no such actions have been approved, they could have a significant effect on our consolidated financial position and future results of operations.

To respond to the continued losses and consumption of capital resources, we continue to seek price increases to cover our increased input costs, and expect that further employee headcount reductions, consolidation of productive capacity and rationalization of product platforms will be necessary. While no specific actions have been approved, we believe that such actions will contribute to restoring our profitability, will help to mitigate such negative external factors as currency fluctuation and increased commodity costs, and will result in improved operating performance in all business segments in 2007. These actions also could result in restructuring and/or asset impairment charges in the foreseeable future and accordingly, could have a significant effect on our consolidated financial position and future results of operations.

In addition, we are also concerned about the amount of debt we are carrying during this period of unfavorable operating environment. Our weighted average interest rate for long-term debt in 2006 was 3% higher than in 2005, resulting in significantly higher interest expense on approximately similar levels of debt. As well, the new Second Lien Credit Agreement provides for additional paid in kind ("PIK") interest at the rate of 5.0% if outstanding debt balances are not reduced by certain specified dates.

The new Second Lien Credit Agreement also provides for an additional 2.5% in PIK interest if certain assets are not sold by December 31, 2007. Sources of funds to make the principal reductions could include, but are not limited to, cash from operations, reductions in working capital, or asset sales.

Our success in generating cash flow will depend, in part, on our ability to efficiently manage working capital. Seasonal patterns and the need to build inventories to manage production transfers during restructuring programs have recently caused higher working capital needs. As we complete these restructuring programs, we expect our need for these higher working capital levels to be reduced.

As part of addressing the company's liquidity needs, we are planning substantially lower levels of capital expenditures in 2007. Capital expenditures in the upcoming year are projected to be approximately $28 million less than in 2006 and $80 million less than in 2005. This reduction in capital expenditures, while still meeting the ongoing operational needs of the business, will further conserve our cash flows, allowing for additional potential to reduce our outstanding debt.

We are also evaluating the potential sale of product lines or divisions of the Company. The proceeds from any such sales would be used to reduce our indebtedness.

Finally, we are in the process of executing a conversion of our Salaried Retirement Plan to a new Plan. The existing Plan is substantially over-funded. We expect that this conversion will make net cash available to the Company of approximately $55 million in late 2007 or in 2008, while still fully securing the benefits under the old Plan and funding the new Plan for several future years.

                    RESULTS BY BUSINESS SEGMENTS (UNAUDITED)

                                                           Three Months Ended   Twelve Months Ended
                                                              December 31,         December 31,
                                                           ------------------   -------------------
(Dollars in millions)                                         2006      2005      2006       2005
                                                            -------   -------   --------   --------
NET SALES:
   Compressor Products                                      $ 247.1   $ 203.7   $1,002.7   $  910.9
   Electrical Components Products                             104.6     104.2      429.9      410.1
   Engine & Power Train Products                               81.4     106.3      319.0      404.1
   Other (a)                                                    4.2       3.6       17.5       15.6
                                                            -------   -------   --------   --------
      Total net sales                                       $ 437.3   $ 417.8   $1,769.1   $1,740.7
                                                            =======   =======   ========   ========
OPERATING INCOME (LOSS):
   Compressor Products                                        ($0.8)    ($4.8)     ($4.5)  $   18.8
   Electrical Components Products                              (7.4)      3.5       (4.7)       7.5
   Engine & Power Train Products                              (14.9)    (33.5)     (53.8)     (75.1)
   Other (a)                                                   (0.2)     (0.1)       0.5        0.1
   Corporate expenses                                         (10.2)     (5.0)     (22.9)     (14.6)
   Impairments, restructuring charges, and other items        (18.3)     (9.7)     (32.3)    (121.0)
                                                            -------   -------   --------   --------
Total operating income (loss) from continuing operations      (51.8)    (49.6)    (117.7)    (184.3)
Interest expense                                              (16.6)     (6.8)     (46.0)     (24.8)
Interest income and other, net                                  1.2       2.7       11.2        9.6
                                                            -------   -------   --------   --------
LOSS FROM CONTINUING OPERATIONS BEFORE TAXES                 ($67.2)   ($53.7)   ($152.5)   ($199.5)
                                                            =======   =======   ========   ========

(a)  "Other" consists of non-reportable business segments.

Previously, we also reported a Pump Products business segment. However, as a result of the decision to sell Little Giant Pump Company, which represented approximately 90% of the previously reported segment, such operations are no longer included in loss from continuing operations before tax. As our remaining pump business does not meet the definition of an operating segment as defined by SFAS No. 131, "Segment Reporting," we no longer report a Pump Products segment, and operating results of the remaining pump business are included in Other for segment reporting purposes.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

                                                      DECEMBER 31,   December 31,
(Dollars in millions)                                     2006           2005
                                                      ------------   ------------
ASSETS
   CURRENT ASSETS:
      Cash and cash equivalents                         $   81.9       $  116.6
      Accounts receivable, net                             219.5          211.1
      Inventories                                          353.4          346.8
      Other current assets                                  78.6          132.6
                                                        --------       --------
         Total current assets                              733.4          807.1
   PROPERTY, PLANT AND EQUIPMENT -- NET                    552.4          578.6
   GOODWILL AND OTHER INTANGIBLES                          180.0          185.7
   OTHER ASSETS                                            316.9          229.1
                                                        --------       --------
         TOTAL ASSETS                                   $1,782.7       $1,800.5
                                                        ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
   CURRENT LIABILITIES:
      Accounts payable, trade                           $  216.0       $  187.3
      Short-term borrowings                                163.2           82.5
      Accrued liabilities                                  130.1          135.3
                                                        --------       --------
         Total current liabilities                         509.3          405.1
   LONG-TERM DEBT                                          217.3          283.0
   DEFERRED INCOME TAXES                                    28.6           25.0
   PENSION AND POSTRETIREMENT BENEFITS                     180.9          226.1
   PRODUCT WARRANTY AND SELF-INSURED RISKS                  13.6           14.5
   OTHER NON-CURRENT LIABILITIES                            34.6           32.4
                                                        --------       --------
         Total liabilities                                 984.3          986.1
   STOCKHOLDERS' EQUITY                                    798.4          814.4
                                                        --------       --------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $1,782.7       $1,800.5
                                                        ========       ========

CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)

                                                 Three Months Ended   Twelve Months Ended
                                                    December 31,         December 31,
                                                 ------------------   -------------------
(Dollars in millions)                               2006     2005       2006      2005
                                                   ------   ------     ------   --------
TOTAL STOCKHOLDERS' EQUITY
   BEGINNING BALANCE                               $818.2   $892.2     $814.4   $1,018.3
Comprehensive income (loss):
   Net loss                                         (63.8)   (51.9)     (80.3)    (223.5)
   Other comprehensive income (loss)                  0.7    (25.9)      21.0       31.4
                                                   ------   ------     ------   --------
Total comprehensive income (loss)                   (63.1)   (77.8)     (59.3)    (192.1)
Cash dividends declared                                --       --         --      (11.8)
Shareholder option                                    3.7                 3.7
Impact of adoption of FAS 158 on pension plans       39.6                39.6
                                                   ------   ------     ------   --------
TOTAL STOCKHOLDERS' EQUITY ENDING BALANCE          $798.4   $814.4     $798.4   $  814.4
                                                   ======   ======     ======   ========

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                        TWELVE MONTHS ENDED
                                                            DECEMBER 31,
                                                        -------------------
(Dollars in millions)                                      2006      2005
                                                         -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
                                                         -------   -------
      Cash used by operating activities                   ($94.4)  $  16.0
                                                         -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sale of assets                            135.0       3.5
   Capital expenditures                                    (62.1)   (113.3)
   Business acquisition                                     (2.0)       --
                                                         -------   -------
      Cash provided by (used in) investing activities       70.9    (109.8)
                                                         -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Dividends paid                                             --     (11.8)
   Debt issuance costs                                     (14.4)
   Repayment of Senior Guaranteed Notes                   (250.0)    (50.0)
   Repayment of Industrial Development Revenue Bonds       (10.5)       --
   Proceeds from First Lien Credit Agreement               230.2        --
   Repayments of First Lien Credit Agreement              (117.1)
   Proceeds from old Second Lien Credit Agreement          100.0        --
   Repayments of old Second Lien Credit Agreement         (100.0)
   Proceeds from new Second Lien Credit Agreement          100.0        --
   Other borrowings, net                                    52.6      37.8
                                                         -------   -------
      Cash used in financing activities                     (9.2)    (24.0)
                                                         -------   -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                     (2.0)      6.5
                                                         -------   -------
DECREASE IN CASH AND CASH EQUIVALENTS                      (34.7)   (111.3)
CASH AND CASH EQUIVALENTS:
   Beginning of period                                     116.6     227.9
                                                         -------   -------
   End of period                                         $  81.9   $ 116.6
                                                         =======   =======

Cautionary Statement Relating to Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects", "should", "may", "believes", "anticipates", "will", and other future tense and forward-looking terminology.

Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) changes in business conditions and the economy in general in both foreign and domestic markets; ii) the effect of terrorist activity and armed conflict; iii) weather conditions affecting demand for air conditioners, lawn and garden products, portable power generators and snow throwers; iv) the success of our ongoing effort to bring costs in line with projected production levels and product mix; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) economic trend factors such as housing starts; vii) emerging governmental regulations; viii) availability and cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation; ix) actions of competitors; x) the ultimate cost of resolving environmental and legal matters; xi) our ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiii) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xiv) our ability to maintain adequate liquidity in total and within each foreign operation; xv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xvi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xvii) our ability to reduce a substantial amount of costs in the Engine & Power Train group associated with excess capacity, and xviii) the ongoing financial health of major customers. These forward-looking statements are made only as of the date of this report, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Tecumseh Products Company will host a conference call to report on the fourth quarter 2006 results on Wednesday, April 11, 2007 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then available for replay through the Investor Relations section of Tecumseh Products Company's website at www.tecumseh.com.

Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Internet web site at http://www.tecumseh.com.

Contact: Teresa Hess
         Director, Investor Relations
         Tecumseh Products Company
         517-423-8455